Exhibit 99.(a)(1)(H)

FORM OF ELECTION REMINDER NOTICE

To:	Eligible Optionee
From:	stockgrant@hain-celestial.com
Subject:	Reminder: Tender Offer Election Required

According to our records, you have not yet submitted your Election Form for the Offer to Amend Eligible Options. Although acceptance of the Offer is voluntary, all Eligible Optionees must submit an Election Form setting forth their election to either accept or reject the Offer.

Please remember that the tender offer is scheduled to close at 11:59 pm (EST) on, December 23, 2008. No elections will be accepted after the Offer expires.

This notice does not constitute the Offer to Amend Eligible Options. The full terms of the Offer are described in the Offer to Amend Eligible Options, dated November 25, 2008. You may access this document and any documents incorporated by reference therein by contacting the Company’s Stock Plan Administrator at stockgrant@hain-celestial.com or via facsimile at (631) 730-2561, or at the U.S. Securities and Exchange Commission’s website at www.sec.gov.

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